Execution Version

AMENDMENT TO AMENDED AND RESTATED
SUPPLY AND OFFTAKE AGREEMENT
THIS AMENDMENT TO AMENDED AND RESTATED SUPPLY AND OFFTAKE AGREEMENT (this “Amendment”) is made and entered into as of December 5, 2018, by and among Par Hawaii Refining, LLC f/k/a Hawaii Independent Energy, LLC (the “Company”), Par Petroleum, LLC (the “Guarantor”) and J. Aron & Company LLC (“Aron”) (each referred to individually as a “Party” and collectively, the “Parties”).
RECITALS
A.    The Company owns and operates a crude oil refinery and related assets located in Kapolei, Hawaii (the “Refinery”) for the processing and refining of crude oil and other feedstocks and the recovery therefrom of refined products.
B.    The Parties have entered into an Amended and Restated Supply and Offtake Agreement, dated as of December 21, 2017 (as from time to time amended, modified, supplemented, extended, renewed and/or restated, the “S&O Agreement”), pursuant and subject to which Aron has agreed to supply crude oil to the Company to be processed at the Refinery and purchase refined products from the Company produced at the Refinery.
C.    The Parties have agreed to amend the S&O Agreement pursuant to the terms set forth herein.
AGREEMENTS
NOW, THEREFORE, in consideration of the foregoing premises, the mutual promises and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, subject to the terms and conditions hereinafter set forth, agree as follows:

Section 1	Definitions; Interpretation
Section 1.1    Defined Terms. All capitalized terms used in this Amendment (including in the Recitals hereto) and not otherwise defined herein shall have the meanings assigned to them in the S&O Agreement.
Section 1.2    Interpretation. The rules of construction set forth in Section 1.2 of the S&O Agreement shall be applicable to this Amendment and are incorporated herein by this reference.

SECTION 2	Amendment
Section 2.1    Amendment to S&O Agreement as of Effective Date. Upon the effectiveness of this Amendment, the S&O Agreement is amended as follows:
(a)    By amending Section 1.1 of the S&O Agreement by inserting, in the appropriate alphabetical order, the following new definitions:

“Eagle Island” means Eagle Island, LLC.
“Eligible IES Receivable” has the meaning specified in Section 11.8.
“First Additional Posting Date” means the Purchase Agreement Closing Date.
“IES Downstream” means IES Downstream, LLC.
“IES Entity” means IES Downstream or any Affiliate of IES Downstream.
“IES Transition Documents” means, collectively, the Topping Unit Purchase Agreement, the Transition Terminalling Agreement and any other agreements executed by the Company (or any of its Affiliates) and/or any IES Entity pursuant to or in connection with any of the foregoing.
“Included Crude Pipelines” means the Crude Oil pipelines or sections thereof owned or leased by the Company or by a third party that is listed on Schedule U, as such schedule may from time to time be amended by the Parties.
“Included Crude Tanks” means the Crude Oil storage tanks owned and operated by the Company or by third parties as further identified and described on Schedule E, including, as applicable with respect to the inventory report provided by such third party, any related facilities or pipelines used in connection with such tanks, including, without limitation, the Crude Storage Tanks.
“Included Third Party Crude Tanks” means any Included Crude Tanks other than the Crude Storage Tanks.
“Included Utility” means any of (i) Hawaiian Electric Co. Ltd., (ii) Maui Electric Company Ltd., (iii) Hawaii Electric Light Co. and (iv) Kauai Island Utility Cooperative.
“Included Pipelines” means the Included Crude Pipelines and the Included Product Pipelines.
“Long-Term Dedicated Storage” has the meaning specified in the Long-Term Terminalling Agreement.
“Long-Term Terminalling Agreement” means the Terminalling Agreement as defined in the Topping Unit Purchase Agreement, as amended, supplemented or otherwise modified from time to time.
“Purchase Agreement Closing” means the Closing as defined in the Topping Unit Purchase Agreement.
“Purchase Agreement Closing Date” means the Closing Date as defined in the Topping Unit Purchase Agreement.
“Purchase Agreement Closing Inventory Sales Agreement” means the purchase and sale agreement, in form and in substance mutually agreeable to the Parties, dated as of the

Purchase Agreement Closing Date, pursuant to which the Company is selling and transferring to Aron certain Hydrocarbon inventories at storage locations that, as of the Purchase Agreement Closing Date, will become Included Locations under this Agreement, free and clear of all Liens, other than Permitted S&O Liens.
“Refinery Access Agreement” means the “Refinery Access Agreement” (as defined in the Topping Unit Purchase Agreement) that is to be entered into as of the Purchase Agreement Closing Date.
“Refinery Property Lease” means the “Refinery Property Lease” (as defined in the Topping Unit Purchase Agreement) that is to be entered into as of the Purchase Agreement Closing Date.
“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of the Company, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to the Company’s stockholders, partners or members (or the equivalent Person thereof).
“Second Additional Posting Date” means March 1, 2019.
“Services Agreement” means the Services Agreement, dated as of the Purchase Agreement Closing Date, by and among IES Downstream, Eagle Island and the Company.
“Third Additional Posting Date” means June 3, 2019.
“Topping Unit Crude Tank” has the meaning specified in Section 2.7(a).
“Topping Unit Product Tank” has the meaning specified in Section 2.7(b).
“Topping Unit Purchase Agreement” means that certain Topping Unit Purchase Agreement, dated as of August 29, 2018, by and among IES Downstream, Eagle Island, the Company and, for the limited purposes specified therein, Par Pacific Holdings, Inc., as amended, supplemented or otherwise modified from time to time.
“Topping Unit Refinery Assets” means, collectively, the Topping Units, the Facilities and Equipment and the Transferred Real Property (each as defined in the Topping Unit Purchase Agreement).
“Topping Unit Tank” has the meaning specified in Section 2.7(c).
“Topping Units” has the meaning specified in the Topping Unit Purchase Agreement.
“Transition Crude Tank” has the meaning specified in Section 5.13(a).
“Transition Crude Volumes” has the meaning specified in Section 5.13.
“Transition Product Tank” has the meaning specified in Section 8.11(a).

“Transition Product Volumes” has the meaning specified in Section 8.11.
“Transition Terminalling Agreement” has the meaning specified in the Topping Unit Purchase Agreement.
“Transition Termination Plan” means a written plan, in form and substance satisfactory to Aron, which shall be prepared by the Company and reasonably acceptable to Aron, providing for the prompt, prudent and efficient removal or other disposition of all Crude Oil and Products (whether owned by Aron or the Company) held at any of the tanks or other infrastructure subject to the Transition Terminalling Agreement in the event that the Topping Unit Purchase Agreement is terminated prior to the occurrence of the “Closing” as contemplated thereby (a “Purchase Agreement Termination”), which plan may include (without limitation) the further processing and sale of such materials and/or the withdrawal of such materials from such tanks and infrastructure and shipment thereof to Included Locations hereunder; provided that, without limiting the foregoing, such plan provide for the complete withdrawal or other disposition of all such materials no later than 45 days following the Purchase Agreement Termination.
(b)    By amending Section 1.1 of the S&O Agreement by amending and restating the following definitions in their entirety to read as follows:
“Aron Procurement Contract” means a procurement contract entered into by Aron for the purchase or sale of Crude Oil to be processed or sold at the Refinery, which may be (i) a contract with any Third Party Supplier or third party purchaser of Crude Oil (other than the Company or an Affiliate of the Company) or a contract with the Company (or an Affiliate of the Company) or such other contract to the extent the Parties deem such contract to be an Aron Procurement Contract for purposes hereof or (ii) a contract with the Company entered into pursuant to Section 5.3(g)(i) which shall provide for the purchase by Aron from the Company of Crude Oil delivered to Aron at the Crude Intake Point; provided that any transaction entered into under the Master Agreement shall not constitute an Aron Procurement Contract or otherwise result in a transaction subject to this Agreement.
“Base Agreements” means any agreements from time to time entered into between the Company and a third party pursuant to which the Company acquires any rights to use Included Pipelines or the Included Tanks, including, without limitation, the Transition Terminalling Agreement, Long-Term Terminalling Agreement, the Refinery Access Agreement, the Services Agreement and the Refinery Property Lease; provided that the Refinery Property Lease shall cease to be a Base Agreement upon fee transfer to the Company of the Main Premises (as defined in the Topping Unit Purchase Agreement).
“Best Available Inventory Data” means daily inventory reports produced by the Company or third parties in respect of the Included Crude Tanks, Included Product Tanks and Included Pipelines, in the form specified in Schedule H.
“Crude Delivery Point” means the outlet flange of the Included Crude Tanks.

“Crude Intake Point” means the inlet flange of the Included Crude Tanks.
“Crude Storage Tanks” means any of the tanks at the Refinery listed on Schedule E that store Crude Oil and are owned by the Company.
“Estimated Monthly Forward Volume” has the meaning specified in Section 31.7(a).
“Included Locations” means, collectively, the Included Crude Tanks, the Included Crude Pipelines, and the Product Storage Facilities, as more particularly described on Schedule E and Schedule U.
“Included Tanks” means the Included Crude Tanks and Included Product Tanks, as more particularly described on Schedule E.
“Operational Volume Range” means the range of operational volumes for any given set of associated Included Crude Tanks for each type of Crude Oil and for any given set of associated Product Storage Facilities for each group of Products, between the minimum volume and the maximum volume, as set forth on Schedule D.
“Permitted S&O Liens” means: (a) Liens for taxes, assessments, judgments, governmental charges or levies, either not yet delinquent or the non-payment of which is being diligently contested in good faith by appropriate proceedings and for which adequate reserves have been made; (b) Liens of mechanics, laborers, suppliers, workers, materialmen, and other similar liens incurred in the ordinary course of business for sums not yet due or being diligently contested in good faith by appropriate proceedings, if such reserve or appropriate provision, if any, as shall be required by GAAP shall have been made therefore; (c) Liens securing rental, storage, throughput, transportation, handling or other similar fees or charges owing from time to time to carriers, bailees, transporters or warehousemen, solely to the extent of such fees or charges; and (d) Liens (1) incurred in the ordinary course of business in connection with the purchase of goods, which Liens arise by operation of law in favor of the seller of such goods, only attach to such goods and cease to be in effect upon payment in full of the purchase price for such goods, and (2) in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of such goods; provided that, notwithstanding the foregoing, “Permitted S&O Liens” shall not include (x) Liens securing (i) amounts owing in connection with or as a result of any termination or early termination of any Base Agreement or other similar agreement relating to any Included Location owned and/or operated by any third party, (ii) any take-or-pay obligations of the Company in connection with or pursuant to any Base Agreement or other similar agreement relating to any Included Location owned and/or operated by any third party or (iii) any minimum or guaranteed amounts or other non-ordinary course fees or other amounts payable in connection with or pursuant to any Base Agreement or other similar agreement relating to any Included Location owned and/or operated by any third party or (y) any other Liens expressly waived pursuant to the terms of any Required Storage and Transportation Arrangement.

“Pipeline Cutoff Date” means, with respect to any third party Included Pipeline, the date and time by which a shipper on such Included Pipeline is required to provide its nominations to the entity that schedules and tracks Crude Oil or Products, as applicable, in such Included Pipeline for the next shipment period for which nominations are then due.
“Product Linefill” means, at any time and for any grade of Product or Crude Oil, the aggregate volume of linefill of that Product or Crude Oil on the Included Pipelines for which Aron is treated as the exclusive owner by the Included Pipelines; provided that such volume shall be determined by using the volumes reported on the monthly or daily statements, as applicable, from the Included Pipelines.
“Refinery” has the meaning specified in the recitals hereto; provided that from and after the Purchase Agreement Closing, the term “Refinery” shall also include the Topping Unit Refinery Assets.
“Required Storage and Transportation Arrangements” means such designations, acknowledgments and other binding contractual arrangements hereafter entered into, in form and substance reasonably satisfactory to Aron, pursuant to which the Company (or its Affiliates) hereafter shall provide Aron with the Company’s (or its Affiliates’) full right to use the third party Included Pipelines and third party Included Tanks, pursuant to the terms and conditions of the Base Agreements or such other agreements creating the Company’s rights in and to such facilities and the rights of existing third parties; provided that, without limiting the generality of the foregoing, Aron may require that the terms and conditions of any such contractual arrangement provide that (a) any third party thereto waive any Lien or charge that might apply to or be deemed to apply to any Crude Oil and/or Products of which Aron is the owner as contemplated by this Agreement and the other Transaction Documents, or to subordinate such Lien or charge to the Lien granted to Aron under the Lien Documents, and (b) the Company (or its Affiliate) agrees to provide Aron with such further documentation as it may reasonably request in order to confirm such waiver or subordination.
“Transaction Document” means any of this Agreement, Marketing and Sales Agreement, the Inventory Sales Agreements, the Storage Facilities Agreement, the Step-Out Inventory Sales Agreement, the Required Storage and Transportation Arrangements, the Fee Letter, any SPM Master Buy/Sell Crude Confirmation, any SPM Master Buy/Sell Product Confirmation, the Lien Documents, the Guaranty and any other agreement or instrument contemplated hereby or executed in connection herewith, including any guarantees or other credit support documents as may be from time to time provided by the Company and/or its Affiliates; provided that, it is agreed that the Master Agreement is not and shall not be deemed to constitute a Transaction Document.

“Volume Determination Procedures” means (a) in respect of determining the NSV of Crude Oil in the Crude Storage Tanks or Products in the Included Company Product

Tanks, the Company’s ordinary daily and month-end procedures, which may include manual gauging by an Independent Inspection Company (as provided in Section 12.5) of each Crude Storage Tank or Included Company Product Tank at the end of each calendar quarter to ensure that the automated tank level readings are accurate to within a tolerance of two inches; provided that if the automated reading cannot be calibrated to be within such tolerance, the Company shall use the manual gauge reading in its calculation of month-end inventory; (b) in respect of determining the NSV of Products in the Included Third Party Product Tanks or Crude Oil in the Included Third Party Crude Tanks, using the volumes reported on the most recently available daily reports or monthly statements in respect of such tanks; and (c) in respect of the linefill in the Company-owned Included Pipelines, such pipelines shall be deemed full, except when products owned by third parties are flowing through such pipelines.
(c)    By amending (i) the defined term “Eligible Receivables” in Section 1.1 of the S&O Agreement by deleting the “.” at the end thereof and inserting the following in its place: “; provided further that an Account for which any IES Entity is an account debtor shall constitute an Eligible Receivable only to the extent such Account constitutes an Eligible IES Receivable” and (ii) each of the defined terms “ABL Facility”, “Acknowledgment Agreement”, “Collateral Trust and Intercreditor Agreement” “Master Agreement” and “Pledge and Security Agreement” in Section 1.1 of the S&O Agreement by deleting “the date hereof” and inserting “Restatement Effective Date” in place thereof.
(d)    By amending Section 2.4 of the S&O Agreement by deleting “Included Product Pipeline” from the eighth and ninth lines thereof and inserting “Included Pipeline” in place thereof.
(e)    By inserting immediately after Section 2.6 of the S&O Agreement, a new Section 2.7 reading in its entirety as follows:
2.7 Additional Terms and Conditions Relating to Occurrence of Purchase Agreement Closing. The following additional terms and conditions shall apply in connection with the occurrence of the Purchase Agreement Closing:
(a) With respect to any Crude Oil delivered under an Aron Procurement Contract on or after the Purchase Agreement Closing Date that is intended to be processed at the Topping Units, all deliveries of such Crude Oil to Aron shall be made to a Crude Intake Point at one of the Crude Oil storage tanks designated as Long-Term Dedicated Storage under the Long-Term Terminalling Agreement (each, a “Topping Unit Crude Tank”) and it shall be a condition to any such delivery and the inclusion of such Topping Unit Crude Tank as an Included Location that Required Storage and Transportation Arrangements shall be in effect with respect to the Long-Term Terminalling Agreement and such Topping Unit Crude Tank from and after the Purchase Agreement Closing Date and Schedule E hereto shall have been amended to reflect the addition of such Topping Unit Crude Tank;

(b) With respect to any Products produced at the Topping Units and stored in any of the Product storage tanks designated as Long-Term Dedicated Storage under the Long-Term Terminalling Agreement (each, a “Topping Unit Product Tank”), it shall be a condition to the inclusion of such Topping Unit Product Tank as an Included Location that Required Storage and Transportation Arrangements shall be in effect with respect to the Long-Term Terminalling Agreement and such Topping Unit Product Tank from and after the Purchase Agreement Closing Date and Schedule E hereto shall have been amended to reflect the addition of such Topping Unit Product Tank; provided further that, at the time any such Transition Crude Tank becomes an Included Location hereunder, the Company hereby transfers, and shall be deemed to have transferred, to Aron, via in-tank transfer, good and valid title to all Crude Oil then being held in such Transition Crude Tank by the Company;
(c) Without limiting any other provisions of this Agreement relating to the Required Storage and Transportation Arrangements referred to in clauses (a) and (b) above (including the terms and conditions of Section 2.4 hereof), no Topping Unit Crude Tank or Topping Unit Product Tank (each, a “Topping Unit Tank”) shall be an Included Location on or after the Purchase Agreement Closing Date unless the following conditions have been satisfied:
(i) the satisfaction of Aron’s Policies and Procedures as contemplated by clause (iii) of Section 2.4 hereof with respect to such Topping Unit Tank;
(ii) the execution and effectiveness of agreements or other instruments, in form and substance satisfactory to Aron, among Aron, the Company and the appropriate IES Entity or Entities granting to Aron the exclusive right to use, and hold Crude Oil and/or Products in, such Topping Unit Tank and related infrastructure in accordance with the Long-Term Terminalling Agreement;
(iii) receipt by Aron of written confirmation, in form and substance satisfactory to Aron, under which (1) any party that held or holds any Lien on Hydrocarbons or other inventory of any IES Entity acknowledges and agrees that it has no Lien or other claim on the Crude Oil or Product volumes in such Topping Unit Tank and (2) any party that holds any Lien on any such Topping Unit Tank and related infrastructure acknowledges and recognizes Aron’s ownership of the Crude Oil and/or Product volumes in such Topping Unit Tank and agrees to such other intercreditor and access provisions as Aron deems necessary or appropriate with respect to such Crude Oil and Product volumes and Aron’s rights thereto;
(iv) receipt by Aron of a bailee’s letter, in form and substance satisfactory to Aron, from the Operator under the Long-Term Terminalling

Agreement, recognizing Aron’s Lien on any Hydrocarbons or other inventory owned by the Company that may be held in the tanks and other infrastructure covered by the Long-Term Terminalling Agreement (to the extent not being used to hold Hydrocarbons owed by Aron) and agreeing to certain terms and condition with respect thereto;
(v) Aron shall have access to daily inventory reporting for such Topping Unit Tank the form, substance and reliability of which Aron has determined to be acceptable, which shall include (without limitation) inventory reports in the form set forth on Schedule H reporting (1) with respect to Crude Oil, the total number of Crude Oil Barrels run each day as required for purposes of the definition of Estimated Daily Net Crude Sales in Section 10.1(c)(i) hereof and (2) with respect to Products, such daily information as required for purposes of the definition of Estimated Daily Net Product Sales in Section 10.1(c)(ii) hereof;
(vi) receipt by Aron of written confirmation satisfactory to Aron that following August 29, 2018 and prior to the Purchase Agreement Closing, (1) all Hydrocarbons (other than tank bottoms) have been removed from such Topping Unit Tank or, to the extent not removed, title thereto shall have been transferred as contemplated by clause (3) below, (2) such Topping Unit Tank has been maintained in accordance with applicable Pipeline and Hazardous Materials Safety Administration Regulations including, without limitation, applicable API standards, and (3) good title to any tank bottoms and any other Hydrocarbons in such Topping Unit Tank has been transferred to the Company (free and clear of any Liens (other than Permitted S&O Liens));
(vii) the Company has provided to Aron confirmation, in form and substance satisfactory to Aron, that all Transaction Documents remain in full force and effect;
(viii) to the extent required by Aron, updated and amended UCC filings shall have been filed;
(ix) the Company shall have provided certified board resolutions authorizing any amendments to this Agreement or any other Transaction Documents, the execution of any additional Transaction Documents and the execution of any other transactions under the foregoing contemplated by or relating to the Topping Unit Purchase Agreement, the transactions contemplated thereby or the occurrence of the Purchase Agreement Closing;
(x) the Company shall have delivered to Aron a certificate signed by an appropriate officer of the Company certifying as to incumbency, due authorization, board approval and resolutions;

(xi) the Company shall have delivered to Aron an opinion of counsel, in form and substance satisfactory to Aron, covering such matters as Aron shall reasonably request in connection with the occurrence of the Purchase Agreement Closing and the Transaction Documents, including (without limitation): good standing; existence and due qualification; power and authority; due authorization and execution; enforceability; and no conflicts;
(xii) the Company shall have delivered to Aron insurance certificates evidencing the effectiveness of the insurance policies and endorsements required by Article 16 below;
(xiii) Aron shall have received evidence from the Company, in form and substance satisfactory to Aron, confirming that the Company’s requested FTZ boundary modification has been effected;
(xiv) Aron shall have received evidence from the Company, in form and substance satisfactory to Aron, that, substantially simultaneously with the Purchase Agreement Closing, Eagle Island shall have merged with and into the Company with the Company as the surviving Person;
(xv) Aron shall have received evidence from the Company, in form and substance satisfactory to Aron, that all applicable anti-trust waiting periods have been terminated or have expired with respect to the transactions contemplated by the Topping Unit Purchase Agreement;
(xvi) Aron shall have received evidence from the Company, in form and substance satisfactory to Aron, confirming that the Company’s requested permitting application with respect to the transactions contemplated by the Topping Unit Purchase Agreement has been completed;
(xvii) the Purchase Agreement Closing Inventory Sales Agreement shall have been duly executed by the Company and, pursuant thereto, the Company shall have agreed to transfer to Aron all right, title and interest in and to certain Hydrocarbon inventories at storage locations that, as of the Purchase Agreement Closing Date, will become Included Locations under this Agreement, free and clear of all Liens, other than Permitted S&O Liens;
(xviii) all representations and warranties of the Company and its Affiliates contained in the Transaction Documents shall be true and correct on and as of the Purchase Agreement Closing Date; and
(xix) Aron shall have received from the Company payment of or reimbursement for all fees, costs, and expenses (including all reasonable attorneys’ fees and expenses) incurred by Aron in connection with the negotiation, preparation and execution of any Transaction Documents (or any amendments of any Transaction Documents) in anticipation of or connection with the Purchase Agreement Closing and all other documents and transactions being executed in connection therewith.
In addition to (and without limiting) the foregoing items, the Company covenants and agrees that it will promptly enter into such further amendments to this Agreement or the Transaction Documents or execute such additional Transaction Documents and take such other actions as Aron may deem necessary or appropriate based on the final structure or any other aspects of the transactions consummated or to be consummated on the Purchase Agreement Closing Date, including without limitation any further amendments or additional Transaction Documents relating to the operation of the Topping Units by a Subsidiary of the Company.
(f)    By amending and restating Section 4.3 of the S&O Agreement to read in its entirety as follows:
4.3    Initial Margin Amount.
(a)     The Company shall post with Aron on the Commencement Date and maintain during the Term cash in the amount of $7,033,475 or, from and after the Additional Posting Date, such greater amounts as are required under Section 4.3(b) below (each such amount, an “Initial Margin Amount”); provided, as further agreed by the Parties, all or a portion of such amount may be posted by Aron holding back a portion of the amount payable to the Company under the Company Inventory Sales Agreement.
(b)    The Company further agrees that:
(i) on the First Additional Posting Date, the Company shall post with Aron cash in an additional amount of $1,250,000, so that the Company shall have posted and shall thereafter maintain from and after the First Additional Posting Date to but not including the Second Additional Posting Date an Initial Margin Amount of $8,283,475 in total;
(ii) on the Second Additional Posting Date, the Company shall post with Aron in cash an additional amount of $500,000, so that the Company shall have posted and shall thereafter maintain from and after the Second Additional Posting Date to but not including the Third Additional Posting Date an Initial Margin Amount of $8,783,475 in total; and
(iii) on the Third Additional Posting Date, the Company shall post with Aron in cash an additional amount of $750,000, so that the Company shall have posted and shall thereafter maintain for the remainder of the Term an Initial Margin Amount of $9,533,475 in total.

(c)    The Initial Margin Amount shall (i) constitute credit support for all of the Company’s obligations under the Transaction Documents, (ii) be subject to the applicable provisions of this Agreement, including Section 13.4(a), and (iii) except as otherwise applied in accordance with the terms of the Transaction Documents, be returned to the Company only if the Transaction Documents have been terminated and all the Company’s obligations under the Transactions Documents have been satisfied in full.
(g)    By amending Section 5.1 of the S&O Agreement by (i) deleting “ninety-four thousand (94,000)” from the seventh and eighth lines thereof and inserting “one-hundred fifty thousand (150,000)” in place thereof and (ii) deleting “Crude Storage Tanks” from the tenth and eleventh lines thereof and inserting “Included Crude Tanks” in place thereof.
(h)    By amending Section 5.3(g) of the S&O Agreement by deleting “Crude Storage Tanks” from (i) the eighth line of Section 5.3(g)(i) and (ii) the fourth, fifth, tenth and eleventh lines of Section 5.3(g)(ii), and inserting “Included Crude Tanks” in place thereof.
(i)    By amending Section 5.5(a) of the S&O Agreement by adding a new sentence at the end thereof, reading in its entirety as follows: “Pursuant to the Required Storage and Transportation Arrangements, Aron shall have the exclusive right (to the extent that such exclusive right can be granted) to inject (except for such injections by the Company otherwise contemplated hereby), store, transport and withdraw Crude Oil in and on the Included Crude Pipelines and the Included Crude Tanks (other than Crude Storage Tanks) to the same extent as the Company’s rights to do so prior to the implementation of the Required Storage and Transportation Arrangements.”
(j)    By amending Section 5.5(b) of the S&O Agreement by deleting “Crude Storage Tanks” from the second, sixth, seventh and ninth lines thereof and inserting “Included Crude Tanks” in place thereof.
(k)    By amending Section 5.6(a) of the S&O Agreement by deleting “Storage Facilities” from the third line thereof and inserting “Included Locations” in place thereof.
(l)    By amending Section 5.10(a) of the S&O Agreement by deleting “Included Product Pipelines” from the fourth and fifth lines thereof and inserting “Included Pipelines” in place thereof.
(m)    By inserting immediately after Section 5.12 of the S&O Agreement, a new Section 5.13 reading in its entirety as follows:
5.13 Transition Crude Procurements. Prior to the occurrence of the Purchase Agreement Closing, and in connection with the Company’s supplying Crude Oil to IES Downstream pursuant to the terms of Exhibit O to the Transition Terminalling Agreement, the Company may from time to time request that Aron enter Aron Procurement Contracts with respect to volumes being supplied by the Company thereunder (“Transition Crude Volumes”). Without limiting any other obligations of the Company, or any other rights and remedies of Aron, hereunder or under any other Transaction Document, any Aron Procurement Contract entered into with respect to any Transition Crude Volumes shall be subject to the following additional terms, conditions and provisions:
(a) All deliveries of Crude Oil to Aron under any such Aron Procurement Contract shall be made to a Crude Intake Point at one of the Crude Oil storage tanks subject to the Transition Terminalling Agreement (each, a “Transition Crude Tank”) and it shall be a condition to the inclusion of such Transition Crude Tank as an Included Location hereunder and any such delivery that Required Storage and Transportation Arrangements shall be in effect with respect to the Transition Terminalling Agreement and such Transition Crude Tank prior to and at the time of such delivery and Schedule E hereto shall have been amended to reflect the addition of such Transition Crude Tank;
(b) Without limiting any other provisions of this Agreement relating to the Required Storage and Transportation Arrangements referred to in clause (a) above (including the terms and conditions of Section 2.4 hereof), no delivery shall be made to any Transition Crude Tank prior to:
(i) the satisfaction of Aron’s Policies and Procedures as contemplated by clause (iii) of Section 2.4 hereof with respect to such Transition Crude Tank;

(ii) the execution and effectiveness of agreements or other instruments, in form and substance satisfactory to Aron, among Aron, the Company and the appropriate IES Entity or Entities granting to Aron the exclusive right to use, and hold Crude Oil in, such Transition Crude Tank and related infrastructure in accordance with the Transition Terminalling Agreement;

(iii) receipt by Aron of written confirmation, in form and substance satisfactory to Aron, under which (1) any party that held or holds any Lien on Hydrocarbons or other inventory of any IES Entity acknowledges and agrees that it has no Lien or other claim on the Crude Oil volumes in such Transition Crude Tank and (2) any party that holds any Lien on the Transition Crude Tank and related infrastructure acknowledges and recognizes Aron’s ownership of the Crude Oil volumes in such Transition Crude Tank and agrees to such other intercreditor and access provisions as Aron deems necessary or appropriate with respect to such Crude Oil volumes and Aron’s rights thereto;

(iv) receipt by Aron of a bailee’s letter, in form and substance satisfactory to Aron, from the Operator under the Transition Terminalling

Agreement, recognizing Aron’s Lien on any Hydrocarbons or other inventory owned by the Company that may be held in the tanks and other infrastructure covered by the Transition Terminalling Agreement (to the extent not being used to hold Hydrocarbons owed by Aron) and agreeing to certain terms and condition with respect thereto;

(v) Aron shall have access to daily inventory reporting for such Transition Crude Tank the form, substance and reliability of which Aron has determined to be acceptable which shall include (without limitation) inventory reports in the form set forth on Schedule H reporting the total number of Crude Oil Barrels run each day as required for purposes of the definition of Estimated Daily Net Crude Sales in Section 10.1(c)(i) hereof; and

(vi) receipt by Aron of written confirmation satisfactory to Aron that following August 29, 2018 and prior to such delivery at the Crude Intake Point, (1) all Hydrocarbons (other than Crude Oil tank bottoms) have been removed from such Transition Crude Tank or, to the extent not removed, title thereto shall have been transferred as contemplated by clause (3) below, (2) such Transition Crude Tank has been maintained in accordance with applicable Pipeline and Hazardous Materials Safety Administration Regulations including, without limitation, applicable API standards, and (3) good title to any tank bottoms and any other Crude Oil in such Transition Crude Tank has been transferred to the Company (free and clear of any Liens (other than Permitted S&O Liens)).

(n)    By amending Section 6.1 of the S&O Agreement by deleting “Crude Storage Tank” from the third line thereof and inserting “Included Crude Tank” in place thereof.
(o)    By amending and restating Section 6.3(b) of the S&O Agreement to read in its entirety as follows:
(b) “Monthly Net Crude Run” means, for any month, the greater of (1) the result of the following calculation: (i) the Ending In-Tank Crude Inventory located at the Crude Storage Tanks for the prior month, plus (ii) the Aron Crude Purchases delivered and received at the Crude Storage Tanks for such month, plus (iii) the aggregate quantity of Other Barrels that are actually delivered and received at the Crude Storage Tanks during such month, plus (iv) the aggregate quantity of Crude Oil Barrels that were delivered from Kapolei Refinery West to Kapolei Refinery and received at the Crude Storage Tanks for such month for the Material #WESTTOEAST (as shown in the Inventory Report) minus (v) the aggregate quantity of Crude Oil Barrels that were delivered from the Crude Storage Tanks at Kapolei Refinery to Kapolei Refinery West and received at the Included Third Party Crude Tanks for such month for the Material #EASTTOWEST (as shown in the Inventory Report) minus (vi) the

Ending In-Tank Crude Inventory located at the Crude Storage Tanks for such month, and (2) zero (0).
(p)    By amending and restating Section 7.1 of the S&O Agreement to read in its entirety as follows:
7.1 Target Inventory Levels. Monthly inventory targets for Crude Oil and Products shall be set pursuant to this Article 7. Such monthly inventory targets for Crude Oil and Products shall be subject to the minimum and maximum inventory levels in Schedule D for each Pricing Group; provided that the Company may set monthly inventory targets for a Pricing Group below the applicable minimum inventory level but in no event less than the applicable Target Month End Crude Volume or Target Month End Product Volume for such Pricing Group. The Company represents and warrants that the respective Target Month End Crude Volumes and Target Month End Product Volumes that the Company sets for each month during the Term hereof shall be the Company’s good faith estimate, at the time it sets such targets, of the Ending In-Tank Crude Inventory and the Ending In-Tank Product Inventories at the end of such month.
(q)    By amending and restating Section 7.3(b) of the S&O Agreement to read in its entirety as follows:
(b)    For each month and each type of Product, the Company shall from time to time (but subject to any applicable notification deadlines specified on Schedule D hereto) specify an aggregate quantity and grade that shall be the “Target Month End Product Volume” for that month, which shall represent a volume which may be zero or a positive number taking into account the estimates provided pursuant to Section 7.3(a) (except that the Target Month End Product Volume for each type of Product as of the Commencement Date and as of the end of the first month of the Term shall be the respective volumes specified as such on Schedule I hereto).
(r)    By amending the Section 7.3(c) of the S&O Agreement by deleting the “.” at the end thereof and inserting the following in its place: “, except as otherwise permitted under Section 7.1.”
(s)    By inserting immediately after Section 8.10 of the S&O Agreement, a new Section 8.11 reading in its entirety as follows:
8.11 Transition Product Volumes. Prior to the occurrence of the Purchase Agreement Closing, and in connection with the processing of Crude Oil supplied by the Company to IES Downstream pursuant to the terms of Exhibit O to the Transition Terminalling Agreement, the Company may from time to time request that Aron purchase volumes of Product resulting from such processing (“Transition Product Volumes”). Without limiting any other obligations of the Company, or any other rights and remedies of Aron, hereunder or under any other Transaction Document, any purchase by Aron of Transition Product Volumes hereunder shall be subject to the following additional terms, conditions and provisions:
(a) All such Transition Product Volumes shall be delivered via a Product Intake Point at one of the Product storage tanks subject to the Transition Terminalling Agreement (each, a “Transition Product Tank”) and it shall be a condition to the inclusion of such Transition Product Tank as an Included Location hereunder and any purchase by Aron of Products held therein that Required Storage and Transportation Arrangements shall be in effect with respect to the Transition Terminalling Agreement and such Transition Product Tank prior to and at the time of any such purchase and Schedule E hereto shall have been amended to reflect the addition of such Transition Product Tank; provided further that, at the time any such Transition Product Tank becomes an Included Location hereunder, the Company hereby transfers, and shall be deemed to have transferred, to Aron, via in-tank transfer, good and valid title to all Product then being held in such Transition Product Tank by the Company;
(b) Without limiting any other provisions of this Agreement relating to the Required Storage and Transportation Arrangements referred to in clause (a) above (including the terms and conditions of Section 2.4 hereof), no purchase by Aron of any Product in or being delivered to any Transaction Product Tank shall be made prior to:
(i) the satisfaction of Aron’s Policies and Procedures as contemplated by clause (iii) of Section 2.4 hereof with respect to such Transition Product Tank;
(ii) the execution and effectiveness of agreements or other instruments, in form and substance satisfactory to Aron, among Aron, the Company and the appropriate IES Entity or Entities granting to Aron the exclusive right to use, and hold Product in, such Transition Product Tank and related infrastructure in accordance with the Transition Terminalling Agreement;
(iii) receipt by Aron of written confirmation, in form and substance satisfactory to Aron, under which (1) any party that held or holds any Lien on Hydrocarbons or other inventory of any IES Entity acknowledges and agrees that it has no Lien or other claim on the Product volumes in such Transition Product Tank and (2) any party that holds any Lien on the Transition Product Tank and related infrastructure acknowledges and recognizes Aron’s ownership of the Product volumes in such Transition Product Tank and agrees to such other intercreditor and access provisions as Aron deems necessary or appropriate with respect to such Product volumes and Aron’s rights thereto;

(iv) receipt by Aron of a bailee’s letter, in form and substance satisfactory to Aron, from the Operator under the Transition Terminalling Agreement, recognizing Aron’s Lien on any Hydrocarbons or other inventory owned by the Company that may be held in the tanks and other infrastructure covered by the Transition Terminalling Agreement (to the extent not being used to hold Hydrocarbons owed by Aron) and agreeing to certain terms and condition with respect thereto;
(v) Aron shall have access to daily inventory reporting for such Transition Product Tank the form, substance and reliability of which Aron has determined to be acceptable, which shall include (without limitation) inventory reports in the form set forth on Schedule H reporting such daily information as required for purposes of the definition of Estimated Daily Net Product Sales in Section 10.1(c)(ii) hereof; and
(vi) receipt by Aron of written confirmation satisfactory to Aron that, prior to the purchase by Aron of any such Product Volumes, (1) all Hydrocarbons (other than Product tank bottoms) have been removed from such Transition Product Tank or, to the extent not removed, title thereto shall have been transferred as contemplated by clause (3) below, (2) such Transition Product Tank has been maintained in accordance with applicable Pipeline and Hazardous Materials Safety Administration Regulations including, without limitation, applicable API standards, and (3) good title to any tank bottoms and any other Products in such Transition Product Tank has been transferred to the Company (free and clear of any Liens (other than Permitted S&O Liens)).
(t)    By amending Section 9.2 of the S&O Agreement by deleting “Crude Storage Tanks” from the fourth line thereof and inserting “Included Crude Tanks” in place thereof.
(u)    By amending Section 9.5 of the S&O Agreement by (i) deleting “Crude Storage Tank” from the third line of Section 9.5(a) and the third line of Section 9.5(b) and inserting “Included Crude Tank” in place thereof, (ii) deleting “Included Product Pipelines” from the fourth line of Section 9.5(a) and the fourth line of Section 9.5(b) and inserting “Included Pipelines” in place thereof, and (iii) deleting “Product Storage Tank” from the fourth line of Section 9.5(a) and the third line of Section 9.5(b) and inserting “Included Product Tank” in place thereof.
(v)    By amending Section 10.1(b)(ii) of the S&O Agreement by deleting “Crude Storage Tanks” from the third line thereof and inserting “Included Crude Tanks” in place thereof.
(w)    By inserting immediately after Section 10.1(b)(ii) of the S&O Agreement, a new subsection 10.1(b)(iii) reading in its entirety as follows:

(iii) The Company shall provide Aron with all relevant transfer data for Crude Oil Barrels that are in transit between Included Crude Tanks at the Kapolei Refinery (as identified in Schedule E) and the Kapolei Refinery West (as identified in Schedule E).
(x)    By amending and restating Section 10.1(c)(i) of the S&O Agreement to read in its entirety as follows:
(i)    “Estimated Daily Net Crude Sales” “Estimated Daily Net Crude Sales” for any day shall be the estimate for that day of the Crude Oil volume, excluding any Other Barrels, that equals the Ending Inventory for the Material “#CRUDERUN” (as shown in the Inventory Report), plus the Ending Inventory for the Material #CRUDERUNWEST (as shown in the Inventory Report) plus any Barrels reported for the Material “#EASTTOWEST” and “#WESTTOEAST” (as shown in the Inventory Report) which will equal the sum of total number of Crude Oil Barrels run for such day and the net change (which may be positive or negative) in the Crude Oil Barrels that are in transit between Included Crude Tanks at the Kapolei Refinery (as identified in Schedule E) and the Kapolei Refinery West (as identified in Schedule E), excluding any Other Barrels;
(y)    By inserting immediately after Section 11.7 of the S&O Agreement, a new Section 11.8 reading in its entirety as follows:
11.8 Eligible IES Receivables. “Eligible IES Receivables” means Accounts owing by IES to the Company (“IES Receivables”) that (i) arise prior to June 30, 2019 and (ii) satisfy all of the criteria set forth in the definition of Eligible Receivables; provided that, notwithstanding anything set forth herein to the contrary, to constitute an Eligible IES Receivable, the following additional terms and conditions shall be satisfied:
(a) on any date of determination, the aggregate amount of Eligible IES Receivables shall not exceed the aggregate amount of the then outstanding accounts receivable owing by any Included Utility to IES under a fuel supply contract between IES and an Included Utility arising in the ordinary course of business and otherwise meeting all the requirements for an “Eligible Receivable” set forth in the definition thereof (other than the fact that such Account is owing by such Included Utility to IES) (such accounts receivable owing by any Included Utility to IES, a “Utility Receivable”) which Utility Receivable also satisfies the conditions specified in clauses (b) and (c) below;
(b) Aron shall have received written evidence, in form and substance satisfactory to Aron, confirming such Utility Receivables are free and clear of any and all Liens in favor of any third party (and, if deemed necessary or appropriate by Aron, such evidence shall include lien releases or other forms of acknowledgment from or by former lienholders); and
(c) such further credit enhancements with respect to such IES Receivables shall have been implemented and remain in effect as Aron shall, in its sole judgment, deem necessary or appropriate, which may include, without limitation, (i) the relevant Included Utility’s written agreement to pay all amounts due with respect to such Utility Receivables to the Company’s designated bank account over which Aron has a perfected first priority Lien; (ii) IES pledging to the Company, and granting to the Company a perfected first priority security interest in and lien on, such Utility Receivables to secure IES’s obligation to the Company under all IES Receivables; and (iii) an enforceable agreement from IES to the effect that each such IES Receivable will be paid by IES when due without setoff, deduction or counterclaim; provided that the sufficiency of such further credit enhancements shall be determined by Aron in its sole discretion;
provided that, the aggregate amount of Eligible IES Receivables shall not be subject to the limitation set forth in clause (w)(I) of the definition of “Eligible Receivables”.
The Company further agrees that the reports provided to Aron pursuant to Section 11.7(a) above shall be further modified, in form and substance reasonably satisfactory to Aron, to reflect the current total amount of Eligible IES Receivables and such other details relating thereto as Aron deems necessary or appropriate.
(z)    By inserting immediately after Section 12.4 of the S&O Agreement, a new Section 12.5 reading in its entirety as follows:
12.5    The Company shall, at end of each calendar quarter (or at such other time as Aron may agree), provide for manual gauging by an Independent Inspection Company of each Crude Storage Tank or Included Company Product Tank to ensure that the automated tank level readings are accurate to within a tolerance of two inches; provided that if the automated reading cannot be calibrated to be within such tolerance, the Company shall use the manual gauge reading in its calculation of inventory until such time as the automated gauge can be repaired so that it can be calibrated to within such tolerance.
(aa)    By amending Section 17.6 of the S&O Agreement by (i) deleting “Included Product Pipelines” from the second, third and fifth lines thereof and inserting “Included Pipelines” in place thereof and (ii) deleting “Included Product Tanks” from the third, fifth and sixth lines thereof and inserting “Included Tanks” in place thereof.
(bb)    By amending Section 18.2(e) of the S&O Agreement by (i) deleting “Included Product Pipelines” from the eighth line thereof and inserting “Included Pipelines” in place thereof and (ii) deleting “Included Product Tanks” from the eighth and ninth lines thereof and inserting “Included Tanks” in place thereof.
(cc)    By inserting immediately after Section 18.2(u) of the S&O Agreement, a Section 18.2(v) reading in its entirety as follows:
(v)    Restricted Payments.  The Company will not declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that the Company may make Restricted Payments in the form of cash distributions at any time:
(i)    if, at the time of and after giving effect to such Restricted Payment, (A) the Liquidity of the Company would be at least $20,000,000 with at least $8,750,000 of such Liquidity consisting of cash and cash equivalents, and (B) no Default or Event of Default shall have occurred and be continuing at the time or would result therefrom.  On or prior to any Business Day on which any Restricted Payment under this Section 18.2(v)(i) is made (but no more than 15 Business Days preceding such Business Day), the chief executive officer, president, chief financial officer, or vice president-finance of the Company shall deliver a certificate to Aron notifying Aron of such Restricted Payment, providing a summary in reasonable detail of the calculation of the amount thereof, and certifying that at the time Restricted Payment is made the Company shall be in compliance with this Section 18.2(v)(i). Promptly after effecting any Restricted Payment under this Section 18.2(v)(i), the chief executive officer, president, chief financial officer, or vice president-finance of the Company shall deliver a certificate to Aron certifying Aron that such Restricted Payment has been made in compliance with this Section 18.2(v)(i); and
(ii)    in the amounts (A) necessary to enable any holder of the Equity Interests of the Company (a “Member”) to pay its federal and state income tax obligations; (B) necessary to enable Par Pacific Holdings, Inc. (“Par Pacific”) to pay its Federal and state income taxes, in each case (without duplication) attributable to allocations of income and gains, offset by losses and deductions, allocable by the Company to such Member and by such Member to Par Pacific; and (C) equal to the Federal and state income taxes that the Company would owe (or is estimated to owe) for such quarter if the Company were a standalone income tax filer and reporting entity without taking into account any utilization of any net operating loss carryforwards or other tax attributes of Par Pacific; provided that the amount of Restricted Payments paid pursuant to Section 18.2(v)(ii)(A) and Section 18.2(v)(ii)(B) to enable such Member and Par Pacific to pay Federal and state income taxes at any time shall not exceed the amount of such Federal and state income taxes actually owing by such Member and Par Pacific at such time for the respective period attributable and after giving effect to such allocations of income, gains, losses and deductions. The Company shall notify Aron promptly upon making any such Restricted Payment under this Section 18.2(v)(ii).
(dd)    By inserting immediately after Section 18.4 of the S&O Agreement, new Sections 18.5 and 18.6 reading in their entirety as follows:
18.5 Additional Covenants Relating to IES Transition Documents. In connection with the IES Transition Documents and the transactions contemplated thereby, and without limiting any other covenants, agreements or obligations of the Company hereunder or under the other Transaction Documents, the Company covenants to and agrees with Aron as follows:
(a) The Company will not agree to any amendments or other modifications to any of the IES Transition Documents that (i) adversely affect, or could adversely affect, any of Aron’s rights and remedies under this Agreement or the other Transaction Documents, including without limitation any rights of Aron to have access to any Hydrocarbons it owns or upon which it has a Lien or to cause or arrange for the disposition, removal and/or shipment thereof or (ii) would permit any third party that does not as of August 29, 2018 hold any Lien on any of the tanks or other infrastructure subject to the Transition Terminalling Agreement to be granted or acquire any such Lien.
(b) The Company will promptly (and in any case within one Business Day) after execution (in the case of an amendment or modification) or delivery or receipt (in the case of a notice, correspondence or communication) (i) notify Aron of any amendment or modification to any of the IES Transition Documents or any notice, correspondence or other communication to or from the Company and any other party to any of the IES Transition Documents and (ii) subject to any confidentiality limitations, provide true and complete copies of such amendment, modification, notice, correspondence or other communication to Aron.
(c) Without limiting the Company’s obligation under clause (b) above, the Company will promptly (and in any case within one Business Day) after delivery or receipt, subject to any confidentiality limitations, provide to Aron true and complete copy of any notices, correspondence or other communications to or from any Governmental Authority in any way relating to the IES Transition Documents or the transactions contemplated thereby.
(d) (i) The Company shall not agree to any amendment, modification, consent or waiver to the Transition Terminalling Agreement that would reasonably be expected to adversely affect in any material respect Aron or any rights Aron may have with respect to the Transition Terminalling Agreement, in each case, without the consent of Aron. (ii) The Company shall not agree to any early termination of the Transition Terminalling Agreement without the consent of Aron.

(e) In the event of a Purchase Agreement Termination, the Company shall promptly and diligently, in consultation with Aron, implement the Transition Termination Plan; provided that, without limiting any other obligations of the Company hereunder or under the other Transaction Documents, the Company shall be responsible for all costs, expenses and losses incurred or resulting from the implementation of the Transition Termination Plan and shall promptly indemnify Aron for any such costs, expense and losses that Aron incurs.
18.6 Additional Covenants.
(a) (i) The Company shall not agree to any amendment, modification, consent or waiver to the Long-Term Terminalling Agreement that would reasonably be expected to adversely affect in any material respect Aron or any rights Aron may have with respect to the Long-Term Terminalling Agreement, in each case, without the consent of Aron. (ii) The Company shall not agree to any early termination of the Long-Term Terminalling Agreement without the consent of Aron.
(b) The Company shall (i) provide to Aron at least 3 Business Days’ prior written notice of any anticipated change in the storage tanks that are available under the Long-Term Terminalling Agreement, including without limitation, any changes occurring pursuant to Schedule K to the Long-Term Terminalling Agreement, (ii) notify Aron concurrently with or promptly after any change (whether or not anticipated) to any storage tanks available under the Long-Term Terminalling Agreement having become effective and (iii) promptly execute such amendments to this Agreement (including the Schedules hereto) and other documents, and take such other actions, as Aron shall request in order to reflect any such changes or to confirm Aron’s rights with respect to any Hydrocarbons stored the tanks affected by such changes.
Section 2.2    S&O Agreement Schedules. The S&O Agreement is amended by replacing, in its entirety, the Schedules C, D, H, M, R, T and U attached to the S&O Agreement with the Schedules C, D, H, M, R, T and U attached hereto; provided that the amendment and restatement of Schedule D shall be deemed to be effective as of December 1, 2018.
Section 2.3    References Within S&O Agreement. Each reference in the S&O Agreement to “this Agreement” and the words “hereof,” “hereto,” “herein,” “hereunder,” or words of like import, and each reference in any other Transaction Document to “the S&O Agreement” and the words “thereof,” “thereto,” “therein,” “thereunder” or words of like import, in each case, shall mean and be a reference to the S&O Agreement as heretofore amended and as amended by this Amendment.

SECTION 3	Representations and Warranties
To induce the other Party to enter into this Amendment, each Party hereby represents and warrants that (i) it has the corporate, governmental or other legal capacity, authority and power to execute this Amendment, to deliver this Amendment and to perform its obligations under the S&O

Agreement, as amended hereby, and has taken all necessary action to authorize the foregoing; (ii) the execution, delivery and performance of this Amendment does not violate or conflict with any law applicable to it, any provision of its constitutional documents, any order or judgment of any court or Governmental Authority applicable to it or any of its assets or subject; (iii) all governmental and other consents required to have been obtained by it with respect to this Amendment have been obtained and are in full force and effect; (iv) its obligations under the S&O Agreement, as amended hereby, constitute its legal, valid and binding obligations, enforceable in accordance with its terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application regardless of whether enforcement is sought in a proceeding in equity or at law) and (v) no Event of Default with respect to it has occurred and is continuing.

SECTION 4	Reaffirmation
All of the terms and provisions of the S&O Agreement shall, as amended and modified hereby, remain in full force and effect. Each of the Company and the Guarantor hereby agrees that the amendments and modifications herein contained shall in no manner affect (other than expressly provided herein) or impair the Obligations or the Liens securing the payment and performance thereof. Each the Company and the Guarantor hereby ratifies and confirms all of its respective obligations and liabilities under the Transaction Documents to which it is a party, as expressly modified herein, and the Guarantor ratifies and confirms that such obligations and liabilities extend to and continue in effect with respect to, and continue to guarantee the Obligations of the Company under the Transaction Documents, as expressly modified herein.

SECTION 5	Miscellaneous
Section 5.1    S&O Agreement Otherwise Not Affected. Except for the amendments pursuant hereto, the S&O Agreement remains unchanged. As amended pursuant hereto, the S&O Agreement remains in full force and effect and is hereby ratified and confirmed in all respects. The execution and delivery of, or acceptance of, this Amendment and any other documents and instruments in connection herewith by either Party shall not be deemed to create a course of dealing or otherwise create any express or implied duty by it to provide any other or further amendments, consents or waivers in the future. For all purposes of the S&O Agreement and the other Transaction Documents, this Amendment shall constitute a “Transaction Document.”
Section 5.2    No Reliance. Each Party hereby acknowledges and confirms that it is executing this Amendment on the basis of its own investigation and for its own reasons without reliance upon any agreement, representation, understanding or communication by or on behalf of any other Person.
Section 5.3    Costs and Expenses. In connection with the transaction contemplated by the Topping Unit Purchase Agreement and the amendments contemplated hereby, Aron and the Company entered into that letter agreement, dated October 23, 2018 (the “Expense Reimbursement Agreement”), pursuant to which the Company shall reimburse Aron for all “Transaction Expenses” as defined therein.

Section 5.4    Binding Effect. This Amendment shall be binding upon, inure to the benefit of and be enforceable by the Company, Aron and their respective successors and assigns.
Section 5.5    Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED UNDER THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ITS CONFLICTS OF LAW PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER STATE.
Section 5.6    Amendments. This Amendment may not be modified, amended or otherwise altered except by written instrument executed by the Parties’ duly authorized representatives.
Section 5.7    Effectiveness; Counterparts.
(a)    This Amendment shall be binding on the Parties as of the date on which it has been fully executed by the Parties. This Amendment may be executed in any number of counterparts and by different Parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.
(b)    It is a condition to Aron’s execution of this Amendment that, concurrently with such execution:
(i)    the Company shall have delivered to Aron:
(i)    a certificate, in form and substance reasonably satisfactory to Aron, signed by an appropriate officer of each of the Company and the Guarantor certifying as to its organizational documents, incumbency, due authorization and/or board or other limited liability company approvals and resolutions authorizing and approving the amendments contemplated hereby;
(ii)    a certificate, in form and substance reasonably satisfactory to Aron, signed by an Authorized Officer of each of the Company and the Guarantor certifying that, as of the date hereof, (i) no Event of Default or Default with respect to the Company and the Guarantor has occurred and is continuing and (ii) the representations and warranties of the Company and the Guarantor set forth in this Amendment and each other Transaction Document are true and correct in all material respects (except for any representation and warranty that is qualified by materiality which such representation and warranty shall be true and correct in all respects);
(iii)    to the extent required pursuant to 2.1(e) of this Amendment, the Company shall have paid to Aron the increased portion of the Initial Margin Amount;
(iv)    a duly executed amendment to the Fee Letter; and
(ii)    the Company shall have agreed to a Transition Termination Plan that is in form and substance acceptable to Aron.

Section 5.8    Interpretation. This Amendment is the result of negotiations between the Parties and has been reviewed by counsel to each of the Parties, and is the product of all Parties hereto. Accordingly, this Amendment shall not be construed against either Party merely because of such Party’s involvement in the preparation hereof.
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IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be executed by its duly authorized representative as of the date first above written.

J. ARON & COMPANY LLC

By:    /s/ Harsha Rajamani
Title:    Attorney-in-fact

PAR HAWAII REFINING, LLC

By:    /s/ William Monteleone
Title:    Chief Financial Officer

PAR PETROLEUM, LLC

By:    /s/ William Monteleone
Title:    Chief Financial Officer